FOR IMMEDIATE RELEASE

ESSEX RENTAL CORP. ANNOUNCES EXTENSION OF CASHLESS EXERCISE WARRANT OFFER

BUFFALO GROVE, IL – June 10, 2010 – Essex Rental Corp. (Nasdaq: ESSX; ESSXW; ESSXU) ("Essex") today announced that it has extended until Thursday, June 10, 2010 at 5:00 p.m., New York City time, the period during which holders of up to 8,000,000 of Essex's warrants may exercise their warrants on a cashless basis in exchange for common stock.  Pursuant to the offer, each tendering holder will receive two shares of common stock for each seven warrants tendered, without paying a cash exercise price.

As of 5:00 p.m., New York City time, on June 9, 2010, the expiration time of the offer, as previously amended, the Company had received tenders of 1,980,685 warrants, including warrants owned by officers and directors of Essex who are required to participate in the offer on a pro rata basis, entitling such holders to receive approximately 565,910 shares of the Company’s common stock.

During the period of the offer, warrant holders may also continue to exercise their warrants for the $5.00 cash exercise price in accordance with the original terms of the warrants.  The warrants expire on March 4, 2011.

The Company has filed with the Securities and Exchange Commission (SEC) a Tender Offer Statement on Schedule TO containing an offer to purchase, the form of letter of transmittal and other documents relating to the offer.  These documents contain important information about the offer and warrant holders are urged to read them carefully.  These documents and other documents relating to the Company may be obtained, free of charge, at the SEC's website at www.sec.gov, or from the Information Agent for the offer.  This press release itself is not intended to constitute an offer or solicitation to buy or exchange securities in Essex.

About Essex Rental Corp.

Headquartered outside of Chicago, Essex, through its subsidiary, Essex Crane Rental Corp., is one of North America's largest providers of lattice-boom crawler crane and attachment rental services.  With over 350 cranes and attachments in its fleet, Essex supplies cranes for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial construction.

Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent and belief or current expectations of Essex and its management team and may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek", the negative of these terms or other comparable terminology.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Important factors that could cause actual results to differ materially from Essex’s expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, the possibility of a change in demand for the products and services that Essex provides (through its subsidiary, Essex Crane), intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexcrane.com.  The factors listed here are not exhaustive.  Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS:
Essex Rental Corp.		The Equity Group Inc.
Martin Kroll		Melissa Dixon
Chief Financial Officer		Senior Account Executive
(847) 215-6502 / mkroll@essexcrane.com		(212) 836-9613 / mdixon@equityny.com
Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com